Exhibit 10.03

July 31, 2014

WPCS Australia Pty Ltd.

c/o WPCS International Incorporated
600 Eaglewood Blvd., Suite 300

Exton, Pennsylvania, 19341
Attention: Joseph Heater

Ladies and Gentlemen:

Reference is hereby made to: (a) the Securities Purchase Agreement dated as of September 19, 2013 (the “Purchase Agreement”) by and between WPCS Australia Pty Ltd, an Australian corporation (“Seller”) and Turquino Equity LLC, a Delaware limited liability company (“Purchaser”).

In connection with the consummation of the transactions contemplated by the Purchase Agreement, this letter agreement memorializes the understanding of the Seller and the Purchaser with respect to the matters described herein.

1.                  All capitalized terms used but not otherwise defined in this letter agreement shall have the meaning ascribed to those terms in the Purchase Agreement. Each Party acknowledges that it has previously executed and delivered the Purchase Agreement.

2.                  Closing Date. The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006, at 10:00 a.m. on July 31, 2014. The Closing Date shall be July 31, 2014.

3.                  NTAV Calculation; Adjusted Purchase Price. In accordance with Section 1.01(b) of the Purchase Agreement, the Purchaser has prepared and hereby delivers to the Seller the following calculation of the Company’s NTAV as of the Closing Date: AUD $1,029,110, which equals USD $970,010 (using an AUD $0.942573 to USD $1.00 conversion rate) (the “Adjusted Purchase Price”). The Seller has reviewed and agrees with the NTAV calculation as prepared and delivered by the Purchaser. The Parties agree that the NTAV calculation is final, binding and conclusive and agree to settle the final Purchase Price, as adjusted by the NTAV, at the Adjusted Purchase Price as of the Closing Date.

4.                  Severance Agreement. This letter agreement clarifies certain provisions of the Severance Agreement dated as of July 24, 2013 (the “Severance Agreement”) entered into by and between Andrew Hidalgo (“Hidalgo”) and WPCS International Incorporated, a Delaware corporation and the owner of all of the issued and outstanding capital stock of the Company (the “Parent”). The Severance Agreement contemplates that Hidalgo would purchase from the Seller the Shares and a separate New Jersey company wholly owned by the Parent (the “New Jersey Subsidiary”). Since execution of the Severance Agreement, the Parties have agreed that (1) the New Jersey Subsidiary would no longer be sold to Hidalgo, and (2) with that the Purchaser (and not Hidalgo), would purchase the Shares of the Australian subsidiary from the Seller. The Parties agree that upon Closing, Parent and Hidalgo have fulfilled all their obligations under the Severance Agreement.

5.                  Severance Amount. Based on the Closing Date of July 31, 2014, the total severance due to Hidalgo on August 1, 2014, is equal to USD $1,137,500 (the “Gross Severance”). In consideration of not delaying the Closing past July 31, 2014 and to settle the Adjusted Purchase Price as of the Closing Date, Hidalgo has agreed to provide a concession on his Gross Severance to Parent in the amount of USD $167,490 (the “Concession”) so that the adjusted gross severance due to Hidalgo is equal to USD $970,010 (the “Adjusted Gross Severance Amount”), which Adjusted Gross Severance equals the Adjusted Purchase Price.

Turquino Equity LLC 10 East Kentucky Avenue Long Beach Township New Jersey 08008

6.                  Settlement at Closing. Since the Adjusted Gross Severance Amount is equal to the Adjusted Purchase Price at the Closing, the Parties agree that no exchange of funds or delivery of cross receipts will take place at the Closing. Purchaser will deposit USD $200,000 (“Tax Obligation”) into an escrow account pursuant to an escrow agreement by and among Purchaser, Seller and Sichenzia Ross Friedman Ference LLP (the “Escrow Agreement”), which amount will be transferred at Closing to Parent to be paid as a personal tax obligation of Hidalgo owed on his Adjusted Gross Severance Amount. The Parent shall timely remit the Tax Obligation to the appropriate governmental authority to fulfill Hidalgo’s personal tax obligation on Hidalgo’s Adjusted Gross Severance Amount. Notwithstanding anything else to the foregoing, neither the Seller, the Parent nor any of their officers, directors and/or representatives have provided any tax advice to Hidalgo or made any representations or warranties that the Tax Obligation constitutes the appropriate or complete payment of any tax liability owed by Hidalgo as a result of the Gross Severance Amount. The Purchaser and Seller have relied upon the advice and counsel of their own advisors.

7.                  Tax Matters. The Parties agree that for purposes of Section 2.12 of the Purchase Agreement, the NTAV as of the Closing Date includes an adjustment for $25,000 of Taxes estimated to be owed by the Company, which occurred prior to the date of execution of the Purchase Agreement (the “Tax Adjustment”), and Seller shall not be required to indemnify Purchaser for any Tax payments in an amount equal to or less than the Tax Adjustment.

8.                  Releases. Seller has obtained the required written consents and or releases of the collateralized Shares from holders of the Company’s convertible notes, issued December 5, 2012. Seller will deliver evidence of the release of the security interest at or prior to the Closing.

9.                  Closing Deliveries.

9.1              At the Closing, Purchaser shall deliver to Seller:

(a)                An Assignment and Assumption Agreement for the Leases set forth on Section 1.03(b)(iii) of the Company Disclosure Letter duly executed by Purchaser;

(b)               Executed copy of this letter agreement;

(c)                A duly executed copy of Purchaser’s Bring-Down Certificate; and

(d)               A duly executed copy of the Escrow Agreement.

9.2              At the Closing, Seller shall deliver to Purchaser:

(a)                Certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(b)               Evidence that the security interest equal to a 66% pledge of the capital stock of the Company that had been taken by holders of the Company’s secured convertible notes, issued December 5, 2012, has been duly terminated and the capital stock that had been pledged as collateral has been duly released;

(c)                An Assignment and Assumption Agreement for the Leases set forth on Section 1.03(b)(iii) of the Company Disclosure Letter duly executed by Seller;

Turquino Equity LLC 10 East Kentucky Avenue Long Beach Township New Jersey 08008

(d)               Counter-signed copy of this letter agreement acknowledging and agreeing to the terms hereto;

(e)                A duly executed copy of Seller’s Bring-Down Certificate;

(f)                A duly executed copy of Seller’s Director’s Certificate;

(g)                A duly executed copy of the Escrow Agreement; and

(h)               A duly executed copy of Joseph Heater’s resignation letter.

10.              Further Assurances. Each Party agrees promptly to execute and deliver, or cause to be executed and delivered, any instruments, documents or agreements as may be necessary or desirable to consummate the transactions contemplated under this letter agreement.

11.              Conflicts. Wherever the “Agreement” or “Purchase Agreement” is referred to in the Purchase Agreement or in any other agreements, documents, instruments or certificates contemplated thereby, such reference shall be to the Purchase Agreement and this letter agreement. The terms and conditions of the Purchase Agreement shall continue in full force and effect, except that in the event of a conflict between the terms and conditions of the Purchase Agreement and this letter agreement, the terms and conditions of this letter agreement shall control.

12.              Governing Law. This letter agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

13.              Counterparts. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

TURQUINO EQUITY LLC

By: /s/ ANDY HIDALGO

Name: Andy Hidalgo

Title: Managing Member

Agreed and Accepted:

WPCS AUSTRALIA PTY LTD

By: /s/ JOSEPH HEATER

Name: Joseph Heater

Title: Director

Turquino Equity LLC 10 East Kentucky Avenue Long Beach Township New Jersey 08008